UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - OCTOBER 23, 2006

TRACKPOWER, INC.
(Exact name of Registrant as specified in its charter)

WYOMING	000-28506	13-3411167
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

67 WALL STREET, SUITE 2211
NEW YORK, NEW YORK 10005
(Address of principal executive offices)

(212) 804-5704
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On October 23, 2006, TrackPower, Inc., (the “Company”) entered into a series of agreements to transfer 50% of its membership interest (a 10% overall interest) in American Racing and Entertainment, LLC (“American Racing”) to Southern Tier Acquisition II LLC, (“Southern Tier”) a New York Liability company and Oneida Entertainment Holdings Inc., (“Oneida) a Delaware limited liability company.

Pursuant to the agreements the Company received $2,300,000 in cash at closing. As part of the transaction the Company agreed to; 1) repay a $1,000,000 loan made by Melillo Investments in January 2006, 2) advance $1,300,000 to American Racing for past and current membership interest capital calls. In addition, Southern Tier and Oneida agreed to provide a 15% $400,000 secured loan to the Company, due on November 1, 2011. Under the terms of the loan the Company has the option on or before January 17, 2007 to obtain a further loan of $300,000 from Southern Tier and Oneida. The Company agreed to pledge as security for the loan all of its rights arising from its remaining membership interest in American Racing to Southern Tier and Oneida.

Post closing, the Company will hold a remaining 10% ownership interest in American Racing, will receive a 3.75% management fee from American Racing and will retain the $2,500,000 preferred profit distribution agreed to in 2005.

The Company agreed that until the loan, together with any interest due is paid in full, any and all distributions, payments, proceeds, management fees or an other sums paid by American Racing shall be paid directly to Southern Tier and Oneida.

Item 9.01: Financial Statements and Exhibits.

Exhibit 99.1 Press Release Titled: TrackPower Sells Ownership Interest

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, TrackPower, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRACKPOWER, INC.

Dated: October 27, 2006.	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chairman